Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PacifiCare Health Systems, Inc. 1996 Stock Option Plan for Officers and Key Employees, as amended and Amended and Restated 2001 Employee Stock Purchase Plan, of our report dated January 30, 2004, with respect to the consolidated financial statements and schedule of PacifiCare Health Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

August 17, 2004